EXABYTE CORPORATION

SENIOR MANAGEMENT RETENTION PLAN

This Senior Management Retention Plan (the “Plan”) has been adopted by the Board of Directors of Exabyte Corporation, a Delaware corporation (the “Company”), effective as of August 28, 2006. The Plan is intended to provide incentives to members of the Company’s senior management to remain in the employ of the Company by providing for bonus payments in connection with a Sale of the Company (as defined below). Certain capitalized terms used in the Plan have the meanings set forth in Section 4 below.

1.            Bonus Pool. The Company hereby establishes a pool for the payment of bonuses under the Plan (the “Bonus Pool”) in the aggregate amount of $350,000 in connection with the Sale of the Company. A total of 1,000 Bonus Units (as defined below) may be granted pursuant to the Plan.

2.            Bonus Entitlement. The initial Participants in the Plan and the number of Bonus Units to be granted to such Participants are set forth on Annex A. The Board of Directors (or a compensation committee of the Board of Directors) may select additional Participants and/or grant additional Bonus Units to Participants from time to time prior to a Sale of the Company upon the recommendation of the Chief Executive Officer. In the event of a Sale of the Company, each Participant who remains continuously employed with the Company and/or any successor to the Company resulting from the Sale of the Company (as applicable) through the earlier of (x) 90 days following the Sale of the Company, or (y) the Involuntary Termination of such Participant’s employment following the Sale of the Company (such earlier date, the “Retention Date”) shall be entitled to a bonus in an amount equal to that percentage of the Bonus Pool determined by dividing the number of Bonus Units held by such Participant by 1,000. In the event that the successor to the Company resulting from a Sale of the Company (as applicable) does not offer employment to a Participant on substantially equivalent terms in connection with the Sale of the Company, such Participant’s Retention Date shall be the date of consummation of the Sale of the Company. In the event that a Participant’s employment with the Company terminates (x) prior to a Sale of the Company for any reason, or (y) following a Sale of the Company but prior to the applicable Retention Date for any reason other than an Involuntary Termination, all Bonus Units held by such Participant shall be automatically forfeited and shall be available for reissue under the Plan.

3.            Form of Bonus Payments. Bonuses payable under the Plan shall be determined by the Board of Directors prior to or concurrently with the Sale of the Company (which determination shall be final and binding) and shall be paid to Participants by the Company (or the entity surviving the Sale of the Company, as applicable) within 30 days following the applicable Retention Date. Bonuses shall be paid in cash or, at the option of the Company (or the entity surviving the Sale of the

Company, as applicable), bonuses may be paid in the same form as the consideration received by the Company’s stockholders pursuant to such Sale of the Company. Notwithstanding the foregoing, in the event that such consideration consists of property other than cash or Marketable Securities, such consideration shall be valued by the Board of Directors prior to or concurrently with the Sale of the Company (which determination shall be final and binding) and at least 40% of the bonuses due to Participants shall be paid in cash.

4.            Definitions. For purposes of the Plan, the following terms have the indicated meanings:

“Bonus Unit” shall mean a unit of participation in bonuses payable pursuant to the Plan. If required by the Board of Directors, each grant of Bonus Units shall be evidenced by a written instrument in a form approved by the Board of Directors. Bonus Units may not be transferred by a Participant other than by will or by the laws of descent and distribution.

“Cause” shall have the meaning given such term in a Participant’s employment agreement with the Company, or if such Participant has not entered into an employment agreement (or such term is not defined therein), shall mean (i) such Participant’s repeated refusal to obey written directions of the Board of Directors or a superior officer (so long as such directions do not involve illegal or immoral acts); (ii) such Participant’s repeated acts of substance abuse that are injurious to the Company in any significant respect; (iii) such Participant’s fraud or dishonesty that is injurious to the Company in any significant respect; (iv) such Participant’s breach of any material obligation of non-competition, nondisclosure or confidentiality owed to the Company; (v) such Participant’s breach of fiduciary duty owed to the Company; (vi) such Participant’s commission or confession of a criminal offense involving money or other property of the Company (excluding any traffic violations or similar violations); or (vii) such Participant’s commission or confession of a criminal offense that constitutes a felony in the jurisdiction in which the offense is committed, in each case as determined by the Board of Directors (whose determination shall be conclusive and binding). A Participant who agrees to resign from his or her employment with the Company in lieu of being terminated for Cause may be deemed to have been terminated for Cause for purposes of the Plan. For purposes of this definition, the term “Company” shall also refer to any subsidiary of the Company or any successor to the Company resulting from a Sale of the Company.

“Involuntary Termination” shall mean, with respect to an individual Participant (i) termination by the Company or any successor entity (as applicable) of such Participant’s employment without Cause (as defined above); (ii) termination of employment as a result of such Participant’s death or permanent disability, or (iii) such Participant’s voluntary resignation following (A) a reduction in such Participant’s level of compensation (including base salary, fringe benefits and target bonuses under any incentive programs based on corporate performance) by 15% or more, except for an across-the-board reduction of the level of compensation (including base salary, fringe benefits and target bonuses under any incentive programs based on corporate performance) of all of the Company’s executive officers, or (B) a relocation of such Participant’s place of employment by more than 50 miles without such Participant’s consent.

“Marketable Securities” shall mean securities for which there is a readily ascertainable market value and which are freely tradeable on a recognized national securities exchange or in the Nasdaq National Market. Marketable Securities shall be valued at their closing price on the trading day immediately preceding the closing of a Sale of the Company.

“Participant” shall mean a person to whom Bonus Units have been granted under the Plan. Only full-time salaried employees of the Company are eligible to become Participants.

“Sale of the Company” shall mean (i) the transfer for value of a majority or more of the outstanding equity interest in the Company, including pursuant to a merger, consolidation or other business combination transaction (other than pursuant to a bona fide financing transaction approved by the Board of Directors), or (ii) the sale of all or substantially all of the Company’s assets, in either case in a single transaction or series of related transactions. A Sale of the Company shall not include any merger, consolidation, reorganization or similar transaction in which holders of the Company’s outstanding capital stock immediately prior to such transaction own at least a majority of the equity interest in the surviving entity immediately following such transaction.

5.            General. The Plan shall be binding upon the Company and any successor to the Company resulting from a Sale of the Company. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time (with or without cause), or confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue to receive such Participant’s current (or other) rate of compensation. No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.

6.             Amendment and Termination. The Board of Directors shall have the power to interpret the Plan and may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that no such amendment, suspension or termination shall impair the rights of Participants without the consent of the Participants affected thereby. Notwithstanding the foregoing, in the event that a Sale of the Company does not occur by December 31, 2006, this Plan shall terminate unless the Board of Directors extends the duration of this Plan prior to such date.

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Annex A

Name	Percentage of Bonus Pool	# of Units
Tom W. Ward	50%	500
Carroll A. Wallace	50%	500

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